Emergent Capital Announces Conclusion of Investigation by U.S. Attorney’s Office

Company Anticipates Substantial Reduction in Legal Fees in 2016 and Beyond

Boca Raton, Fla., January 4, 2016 — Emergent Capital, Inc. (NYSE: EMG) (“Emergent Capital”) announced today that the United States Attorney’s Office for the District of New Hampshire (“USAO”) has concluded its investigation into former company employees that commenced in 2011 and was the subject of the April 30, 2012 Non-Prosecution Agreement (“NPA”) between Imperial Holdings, Inc., now Emergent Capital, and the USAO.

In a letter sent to Emergent Capital dated December 31, 2015, the United States Attorney’s Office confirmed that Emergent Capital has fully complied with the NPA, and that all obligations imposed on Emergent Capital by the NPA have terminated.

The USAO filed civil forfeiture claims with respect to compensation received by certain former employees. Without admitting any of the USAO’s allegations, the former employees resolved the civil forfeiture actions for amounts totaling $6.5 million, and were indemnified by Emergent Capital. As the USAO has concluded its investigation, Emergent Capital will have no further third party indemnification obligations in this matter.

“We are very pleased that the U.S. Attorney’s Office has closed the investigation and that our indemnification responsibilities have ended,” said Phillip Goldstein, Chairman of Emergent Capital, “In my opinion, the elimination of this large potential liability and the diversion it caused is a real game changer.”

Antony Mitchell, CEO of Emergent Capital, commented, “I am very pleased to begin the year on such a positive note. Ending our indemnification requirements in this matter has been a top priority of the Board as the legal fees have been an ever-present strain on the Company. The conclusion of the investigation is expected to result in a substantial reduction in our legal costs going forward. This should have a very positive, immediate and ongoing impact on our cash flows.”

About Emergent Capital, Inc.
Emergent Capital (NYSE: EMG) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release contains certain “forward-looking statements” relating to the business of Emergent Capital, Inc. and its subsidiary companies, including statements relating to future indemnification expectations and legal costs. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Emergent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Emergent’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Emergent or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com

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